EXHIBIT 11
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

                                      UNITED PAYORS & UNITED PROVIDERS, INC.
                                                 AND SUBSIDIARIES
                                 COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE

                                                    (Unaudited)


                                           Nine Months Ended              Three Months Ended
                                             September 30,                   September 30,
                                     ----------------------------   ----------------------------
                                          1996           1995           1996             1995
                                     ------------   ------------    ------------    ------------

Net income (loss)                    $  7,611,449   $   (473,652)   $  2,601,979    $   (216,719)
                                      ===========    ===========     ===========     ===========

Weighted average number of
common shares outstanding               9,650,940      8,800,000      11,334,308       8,800,000
                                      ===========    ===========     ===========     ===========

Net income (loss) per common share   $       0.79   $      (0.05)   $      0.22     $      (0.02)
                                      ===========    ===========     ===========     ===========

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